Exhibit 107

Calculation of Filing Fee Table

SC TO-I
(Form Type)
Perfect Corp.
(Exact name of registrant as specified in its charter)

Table 1 - Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$50,000,000(1)	$147.60 per $1,000,000	$7,380.00(2)
Fees Previously Paid			—
Total Transaction Valuation	$50,000,000
Total Fees Due for Filing			$7,380.00
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$7,380.00

1.	Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 16,129,032 class A ordinary shares, par value $0.10 per share of Perfect Corp. that are issued and outstanding, at a price of $3.10 per share, net to the seller in cash, without interest, less any applicable withholding taxes.

2.	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $147.60 per $1,000,000 of the aggregate amount of the Transaction Valuation (or 0.01476% of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.